Exhibit 99.1

Silver State Bancorp Announces Appointment of Two New Members to Its Board of Directors

HENDERSON, Nev.—(BUSINESS WIRE)—Feb. 21, 2008—Silver State Bancorp (NASDAQ: SSBX) announced today that it has appointed Andrew K. McCain (45) and Mark S. Bosco (45), each of Arizona, to its board of directors and to the board of directors of its Nevada bank subsidiary, Silver State Bank. Mr. McCain and Mr. Bosco are currently members on the board of directors of Silver State Bancorp’s Arizona bank subsidiary, Choice Bank.

Mr. McCain serves as Vice President and Chief Financial Officer for Hensley & Company, one of the largest beer distributors in the United States. In addition, Mr. McCain is a Chairman Elect, Board and Executive Committee member of the Greater Phoenix Chamber of Commerce. Mr. Bosco is a partner in Tiffany & Bosco, a Phoenix law firm, which provides a wide range of legal services to the business community. Mr. Bosco is a member of American Bar Association, Arizona Bar Association and Texas Bar Association.

Corey L. Johnson, President and Chief Executive Officer of Silver State Bancorp, said, “With the consummation of the merger of our two bank subsidiaries on April 1, 2008, we are pleased to welcome these two members to Silver State Bancorp and Silver State Bank Boards of Directors. They have served Choice Bank with distinction and we look forward to their contribution to the effecting the strategy and growth of Silver State Bancorp.”

About Silver State Bancorp

Silver State Bancorp, through its wholly owned subsidiaries, Silver State Bank and Choice Bank, currently operates twelve full service branches in southern Nevada and three full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investors:

Corey L. Johnson

Silver State Bancorp

170 South Green Valley Parkway

Henderson, NV 89012

(702) 433-8300

or

Michael J. Threet

Silver State Bancorp

170 South Green Valley Parkway

Henderson, NV 89012

(702) 433-8300

Media:

Steve Stern

Stern And Company

(702) 240-9533

steve@sdsternpr.com